Dear Shareholders,

Over the past few months, several major investment banks have published research foretelling the significant potential for blockchain technologies to revolutionize industries on a massive scale. Recognizing this potential, much of our work in 2015 focused on building a strong operational foundation to capitalize on the rapidly-evolving blockchain opportunity.

Despite many successes in this effort, our stock continued to decline throughout 2015 and is now trading near its 52-week low. As a significant shareholder myself, I too am feeling the pain of our low stock price, and I firmly believe it is not representative of our accomplishments or potential.

BTCS originally began operations focused exclusively on the Bitcoin ecosystem, and while our revenues today are generated from securing the blockchain through our transaction verification services segment, we plan to evaluate broader opportunities in blockchain consumer solutions. As noted in recently published research from Goldman Sachs, the real opportunity lies in the underlying technology of Bitcoin, the blockchain. Referred to as the golden egg by analysts at Goldman Sachs, the blockchain can not only live outside of Bitcoin, it has the potential to streamline a multitude of businesses.

We believe the work we completed in 2015 has established us as an early mover in this burgeoning market opportunity, positioning us for strong shareholder value improvement in the quarters and years ahead as the use of blockchain technologies begins to revolutionize standard business practices.

Our current transaction verification operation touches every blockchain transaction. Even after doubling our server processing power in January of 2016, we’re currently using just 33% of the expanded power capacity we added in July 2015. The foundation to rapidly scale our operations is in place, and our pending merger with Spondoolies-Tech Ltd. (“Spondoolies”) is poised to provide us a technology advantage that we believe will positively impact revenues over the long-term.

We’ve also strengthened our financial footing, most recently with the completion of a $1.45 million capital raise in December 2015, 1,225% year-over-year revenue growth for the fiscal year ended 2015, and a 25% decrease in cash flow used from operating activities.

Our management team remains dedicated to creating value and protecting our shareholders and continues to demonstrate its commitment to the future of BTCS through positive steps at improving our capital structure.

From management’s voluntarily return of 12.75 million shares of stock valued at $1.15 million in late 2014, which absorbed nearly all of the dilution from our January 2015 funding, to the recent voluntary escrowing of founder shares representing 15% of the outstanding shares of the company, we are literally “putting our money where our mouth is” and plan to continue to work tirelessly to make our company a success.

Looking ahead, there are several key milestones we anticipate achieving in 2016. We believe our transaction verification services business will lead to rapid revenue growth this year, and our pending merger with Spondoolies should further strengthen our financial performance and product offerings. If we complete these and other initiatives, ultimately we believe we will be in a position to up list to a major exchange this year, greatly improving our visibility in the capital markets and setting the stage for further acceleration of growth as blockchain technology spreads across the global economy.

Blockchain technology is still in its infancy, and just as the Internet has become a ubiquitous driver of global commerce in a relatively short period of time, we believe the impending boom in blockchain adoption is nearly upon us.

On behalf of our management team, I want to personally thank you for your continued support.

Sincerely,

Charles Allen

CEO and Chairman

1901 N Moore St., Suite 700 ● Arlington, VA 22209 ● P: (202) 430-6576 ● www.btcs.com